EXHIBIT 99.1

Contact:

John Logan—Global Personalized Academics

John.Logan@GPAed.com

Education Leader and Visionary Michael Horn Joins Global Personalized Academics Board of Directors

ORLANDO, Florida (November 5, 2015) — The innovative education organization Global Personalized Academics (GPA) today announced the appointment of Michael Horn to its board of directors.

A recognized leader in the industry, Horn joins an existing board of experts in education, all dedicated to providing and improving online and blended learning in the U.S. and around the globe. In this capacity, Horn will be charged with providing guidance at a strategic level, including overseeing the organization’s business models, products and investments. These include GPA’s robust portfolio of integrated media, online curriculum, instruction and assessments for over 190 courses for grades K through 12.

“Michael is an innovator, and we’re honored and excited to have him join our team,” stated Julie Young, CEO of GPA. “His expertise and passion are a perfect fit for GPA, and his leadership will drive us to create unique, student-centered learning opportunities for students around the world.”

Horn brings more than a decade of experience in education and leadership to GPA, most recently serving as Co-founder and Executive Director of Education at the Clayton Christensen Institute, a nonprofit, nonpartisan think tank dedicated to improving the world through disruptive innovation.  He has authored or coauthored over 20 books, white papers, case studies and policy briefs on K through 12 and higher education and written over 80 articles for major publications including the Washington Post, CNN.com, Education Week, Forbes.com and more.  He has delivered over 250 speaking engagements at major education conferences on blended and online learning. Tech & Learning Magazine named him one of the 100 most most influential people affecting the advancement of technology in education.

About GPA

Global Personalized Academics (GPA) is an innovative education company that provides unique educational opportunities for students and teachers around the world. GPA supports schools and students through its online course licensing, U.S. online academy and International dual-diploma program. Headquartered in Orlando, Florida, GPA was formed from Sibling Group Holdings, Inc. (OTCQB: SIBE) and its wholly-owned subsidiary, Blended Schools Network. For more information, visit www.gpaed.com.